News Release

For Immediate Release:	For More Information,
September 15, 2020	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

Southern Pines, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.18 per share payable on October 23, 2020 to shareholders of record as of September 30, 2020. The $0.18 dividend rate is the same rate that was paid in the previous quarter and represents a 50% increase over the dividend rate of $0.12 paid in the comparable period of 2019.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.